EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MMRGlobal's Board of Directors Seat Open

Los Angeles, California (October 8, 2010) - MMRGlobal, Inc. (OTCBB: MMRF - News) (the "Company") today announced that David A. Boyden, a member of MMRGlobal's Board of Directors (the "Board") since January 2009, has notified the Company of his intent to resign from the Board, effective today. There were no disagreements between the Company and Mr. Boyden which led to his decision to resign.

"Dave joined the Board at the request of the pre-merger Faville, Inc. Board of Directors and has contributed to the Company's efforts in the exploitation of its biotech assets. He is not resigning due to disagreements with the Company or its officers over operations, policies or practices," said Robert H. Lorsch, MMRGlobal Chairman and CEO. "We appreciate Dave's many contributions to the Company since the merger and I will miss his invlovment. The Company plans on a search for a replacement director with expertise in biotech, insurance or banking."

About MMRGlobal, Inc.

MMR Global, Inc., through its wholly-owned operating subsidiary, MyMedicalRecords, Inc. ("MMR"), provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, financial institutions, and professional organizations and affinity groups. MyMedicalRecords enables individuals and families to access their medical records and other important documents, such as birth certificates, passports, insurance policies and wills, anytime from anywhere using the Internet. The MyMedicalRecords Personal Health Record is built on proprietary, patented technologies to allow documents, images and voicemail messages to be transmitted and stored in the system using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform to populate a user's account. The Company's professional offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients in real time through an integrated patient portal. MMR is an Independent Software Vendor Partner with Kodak to deliver an integrated turnkey EMR solution for healthcare professionals. MMR is also an integrated service provider on Google Health. To learn more about MMR Global, Inc. and its products, visit www.mmrglobal.com.

Forward-Looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements, and some can be identified by the use of words (and their derivations) such as "need," "possibility," "offer," "development," "if," "negotiate," "when," "begun," "believe," "achieve," "will," "estimate," "expect," "maintain," "plan," and "continue." MMRGlobal, Inc. disclaims any intent or obligation to revise or update any forward-looking statements. These forward-looking statements are based on MMRGlobal, Inc.'s reasonable expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. The information discussed in this release is subject to various risks and uncertainties related to changes in MMRGlobal, Inc.'s business prospects, results of operations or financial condition, government regulation, and such other risks and uncertainties as detailed from time to time in MMRGlobal, Inc.'s public filings with the U.S. Securities and Exchange Commission.

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CONTACT:

Bobbie Volman
MMRGlobal, Inc.
(310) 476-7002, Ext. 7015
 bvolman@mmrmail.com

Michael Selsman
Public Communications Co.
(310) 553-5732
 ms@publiccommunications.biz